EXHIBIT 5.1

NORTH POINT  •  901 LAKESIDE AVENUE  •  CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939  •  FACSIMILE: +1.216.579.0212

November 8, 2016

Lamb Weston Holdings, Inc.

599 S. Rivershore Lane

Eagle, Idaho 83616

Re:	Registration Statement on Form S-8 Filed by Lamb Weston Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Lamb Weston Holdings, Inc. 2016 Stock Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 10,000,000 shares (the “Shares”) of common stock, $1.00 par value per share, of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

In rendering the foregoing opinion, we have assumed that the Company will issue and deliver the Shares after the filing with the Secretary of State of the State of Delaware of the Company’s Amended and Restated Certificate of Incorporation, in the form approved by us and filed as an exhibit to the Registration Statement (as defined below).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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